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                                                                    EXHIBIT 23.1

                      CHAMPION INTERNATIONAL CORPORATION
                              One Champion Plaza
                              Stamford, CT  06921


                                       March 27, 1997


Champion International Corporation
One Champion Plaza
Stamford, CT  06921

Dear Sirs:

     As Senior Vice President and General Counsel of Champion International Corporation (the "Company"), I advise you as follows in connection with legal and administrative claims and proceedings which are pending or known to be threatened against the Company.

     I call your attention to the fact that, as Senior Vice President and General Counsel of the Company, I have general supervision of the Company's legal affairs. In such capacity, I have reviewed litigation and claims threatened or asserted involving the Company and have consulted with outside legal counsel with respect thereto where I have deemed it appropriate.

     There are currently no material legal or administrative claims or proceedings pending or known to be threatened against the Company.

     I hereby consent to the reference to this opinion in the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996, and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K"), and to the filing of this opinion as an exhibit to the Form 10-K.

                                       Very truly yours,



                                       /s/ Stephen B. Brown
                                       Senior Vice President
                                       and General Counsel
SBB/col